Exhibit 10.9

November 27, 1996


Mr. George Schreiber
New York, NY  10021

Dear George:

I am delighted to provide you with this offer of employment as Chief Financial Officer of Arizona Public Service Company and Pinnacle West Capital Corporation. This is an exciting and challenging time both in the Companies as well as the industry. Your experience will have a direct impact on our efforts. The information outlined below covers the major items regarding our offer of employment. This offer of employment is for a three-year term and renewable by mutual agreement after the completion of the second year.

As you know this offer is for the position of Executive Vice President and Chief Financial Officer of Arizona Public Service Company (APS), and Executive Vice President and Chief Financial Officer of Pinnacle West Capital Corporation
(PNW), with a 50/50 split of your time and efforts directed to each. You will report directly to me in both Companies and your responsibilities will include Corporate Finance, Accounting, Treasury, Investor Relations and Risk Management. Changes in responsibility may occur during the contract term at the discretion of the Company. The base salary of $375,000 is effective on your first day of employment, February 3, 1997.

In addition to your base salary, you will participate in the APS Officer Incentive Program which has a maximum target opportunity of 52% of annual base salary in 1996. Incentive dollars are generally paid during the first quarter of the subsequent year. The targets and payout thresholds are reviewed each year. In 1997, your minimum incentive payment will be $125,000.

In addition to the base and incentive compensation referenced above, you will also receive a semi-monthly auto allowance totaling $7,200 per year. You will also be able to utilize a corporate club membership contingent upon your acceptance. You will be responsible for all monthly dues.

As an additional incentive and contingent upon your acceptance of the position, the Pinnacle West Board has granted you 1,200 shares of Restricted Stock as well as 6,000 stock options. The description of these grants is attached. These grants occur annually in November and are at the levels at which you would normally participate in the Pinnacle West Capital Corporation Long-Term Incentive Program. The 1996 grants were determined as if you had been an employee of the Company at your proposed salary and responsibility levels.

Regarding pension, the Company will credit you with ten years of service which will allow you to reach the maximum level of pension benefits at age 65.

During 1997, you will be provided with four weeks vacation. For purposes of vacation, you will be eligible for five weeks vacation after five years of service.

Mr. George Schreiber
November 27, 1996
Page 2

I have enclosed copies of our Employee Benefits and a schedule outlining the employee premiums. Also enclosed is a description of our Employee Savings Plan in which you will be eligible to participate 31 days after employment. Please note that the Employee Savings Plan is a pre-tax savings plan and takes advantage of Section 401(k) of the Code. Also, please note that the premiums that apply to our medical and dental plan are done on a pre-tax basis.

We will also provide you with a relocation service for the disposition of your real estate. We have a contract with Western Relocation Management Company. Briefly, the procedure is that Western will select two independent real estate appraisers. The two appraisers will appraise the property based on the normal resale period for your area. Provided that both appraisals are within five percent of one another, the two will be averaged. That average will be considered the fair market value of the property. You will be given a written offer in the amount of the fair value. You have sixty days within which to decide to accept or reject that offer. If you sell the property to another buyer for a higher price during the sixty day period, you can then assign the property over to Western. You will receive a check in the amount of your equity based on the fair market value assigned by Western, and you will then receive a check after the closing of the property with the buyer to whom you sold the property for the difference.

APS will pay all of the relocation company fees, as well as any maintenance of the property during the period of time it is held for resale. We will also pay normal closing costs and provide the relocation of all household effects to Phoenix.

I have also included a copy of the change of control agreement, the Pinnacle West Capital Corporation Long-Term Incentive Program and the executive insurance program.

On behalf of APS, I look forward to having you join our team. In the event you have any questions, feel free to contact me or Armando Flores who will ultimately coordinate the details of your employment and relocation.

                                              Sincerely,


                                              WILLIAM J. POST
                                              William J. Post
                                              Executive Vice President
                                              Pinnacle West Capital Corporation
                                              and
                                              Senior Vice President and
                                              Chief Operating Officer
                                              Arizona Public Service Company
Enclosures

The foregoing is agreed to and accepted

GEORGE A. SCHREIBER, JR.
---------------------------------------------
George Schreiber

Date:   12/3/96
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